UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 5, 2006
LEVITT CORPORATION
(Exact name of registrant as specified in its charter)

FLORIDA	001-31931	11-3675068

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2100 West Cypress Creek Road, Fort Lauderdale, Florida		33309

(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (954) 940-4950
Not applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     On January 5, 2006, our wholly owned subsidiary, Levitt and Sons, LLC (“Levitt and Sons”), entered into a revolving credit facility with Wachovia Bank, National Association (“Wachovia”) for borrowings of up to $100,000,000, subject to borrowing base limitations based on the value and type of collateral provided (the “Wachovia Facility”). Levitt and Sons may borrow under the Wachovia Facility for the acquisition or refinance of real property, development on the property and the construction of residential dwellings thereon. The Wachovia Facility also permits the issuance of letters of credit in an amount up to $20,000,000. The Wachovia Facility will be secured by first priority mortgages on all real property acquired with the proceeds of the Wachovia Facility and is guaranteed by Levitt and Sons of Horry County, LLC, a subsidiary of Levitt and Sons. Advances under the Wachovia Facility bear interest, at Levitt and Sons’ option, at either (i) Wachovia’s prime rate less fifty (50) basis points or (ii) Wachovia’s thirty (30) day LIBOR rate plus a spread of between 200 and 240 basis points depending on certain financial ratios. Accrued interest is due and payable monthly and all outstanding principal shall be due and payable on January 5, 2009; provided, however, if certain conditions are satisfied, Wachovia may, in its sole discretion, extend the initial term for an additional twelve month period. Levitt and Sons shall be required to prepay principal to the extent that amounts outstanding under the Wachovia Facility at any time exceed the borrowing base. Levitt and Sons may make draws on the Wachovia Facility through the date which is two years prior to the maturity date. The Wachovia Facility documents include customary conditions to funding, acceleration provisions and financial, affirmative and negative covenants such as minimum tangible net worth requirements, maximum debt to net worth ratio requirements and limitations on additional indebtedness and liens.
     The foregoing was in addition to the following indebtedness previously incurred which were not individually considered material.
     On December 28, 2005, Levitt and Sons and its wholly owned subsidiary Levitt Construction-East, LLC (“Levitt Construction”) entered into a second amendment to their existing credit facility with Bank of America, N.A. (the “Bank of America Facility”). The Amendment increased the amount available for borrowing under the Bank of America Facility from $75,000,000 to $100,000,000 and added a particular real estate development as an approved project under the Bank of America Facility. The existing mortgage securing the Bank of America Facility was modified to include the new project. All other material terms of the Bank of America Facility, as summarized in our Form 8-K filed with the SEC on October 6, 2005, remain unchanged.
     On December 2, 2005, Levitt and Sons entered into a revolving credit facility with Regions Bank (“Regions”) for borrowings of up to $35 million, subject to borrowing base limitations based on the value and type of collateral provided (the “Regions Facility”). Levitt and Sons may borrow under the Regions Facility for the acquisition or refinance of real property, development on the property and the construction of residential dwellings thereon. The Regions Facility also permits the issuance of letters of credit in an amount up to $7,500,000. The Regions Facility will be secured by first priority mortgages on all real property acquired with the proceeds of the Regions Facility and shall be guaranteed by Levitt and Sons of Tennessee, LLC, Levitt and Sons of Shelby County, LLC, and Bowden Building Corporation, each a subsidiary of Levitt and Sons. Advances under the Regions Facility bear interest, at Levitt and Sons’ option, at either (i) Region’s prime rate less fifty (50) basis points rate or (ii) Region’s thirty (30) day LIBOR rate plus a spread of between 200 and 240 basis points depending on certain financial ratios. Accrued interest is due and payable monthly and all outstanding principal shall be due and payable on December 2, 2008; provided, however, if certain conditions are satisfied, Regions may, in its sole discretion, extend the initial term for additional one-year periods. Levitt and Sons shall be required to prepay principal to the extent amounts outstanding under the Regions Facility at any time exceed the borrowing base. Levitt and Sons may make draws on the Regions Facility through the date which is one year prior to the maturity date. The Regions Facility documents include customary conditions to funding, acceleration provisions and financial, affirmative and negative covenants such as minimum tangible net worth requirements, maximum debt to net worth ratio requirements and limitations on additional indebtedness and liens.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LEVITT CORPORATION
Date: January 11, 2006	By:	/s/ George P. Scanlon
		Name:	George P. Scanlon
		Title:	Chief Financial Officer

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